Exhibit 99.1

PondelWilkinson Inc. 2945 Townsgate Road, Suite 200 Westlake Village, CA 91361

Investor Relations	T	(310) 279 5980
Strategic Public Relations	W	www.pondel.com

NEWS RELEASE	CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman and Co-Chief Executive Officer
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2021 FOURTH QUARTER

AND FULL-YEAR FINANCIAL RESULTS

-- Record Fourth Quarter Net Sales Rise 19.1 Percent to $1.43 Billion --

-- Record Annual Net Sales Increased to $5.54 Billion --

-- Company Continues to Address Increased Costs, some of which are likely to be Transitory, through

Reductions in Promotions and other Pricing Actions --

Corona, CA – February 24, 2022 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and twelve-months ended December 31, 2021.

The Company achieved record fourth quarter and full-year net sales, with annual net sales exceeding the $5.5 billion mark for the first time in the Company’s history, notwithstanding the impact of the COVID-19 pandemic on the Company.

Despite certain challenges in the 2021 fourth quarter, the Company achieved solid results overall. The comparative 2020 fourth quarter included a non-recurring tax benefit of $165.1 million (the “Non-Recurring Tax Benefit”), as well as reduced marketing, sponsorships and certain other operating expenses, largely as a consequence of the COVID-19 pandemic. These items should be taken into consideration when evaluating comparative performance over the 2020 fourth quarter and full-year.

During the 2021 fourth quarter, the Company continued to procure additional quantities of aluminum cans from suppliers in the United States and abroad in response to increased consumer demand.

In addition, the Company continued to experience additional global supply chain challenges, including, freight inefficiencies, shortages of shipping containers, port of entry congestion, and delays in the receipt of certain ingredients, some of which are likely to be transitory. In the United States, the Company lacked sufficient co-packing capacity to meet increased demand for certain of its products. As a result, the Company was not able to fully satisfy increased demand for its products in a number of markets in the 2021 fourth quarter.

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During the 2021 fourth quarter, the Company experienced increased aluminum can costs attributable to higher aluminum commodity pricing, as well as the costs of importing aluminum cans. In addition, the Company experienced increased ingredient and other input costs, including shipping and freight, labor, trucking, fuel, co-packing fees, secondary packaging materials, increased outbound freight costs and production inefficiencies, which resulted in increased costs of sales and increased operating costs.

As of December 31, 2021, the Company had $1.33 billion in cash and cash equivalents, $1.75 billion in short-term investments and $99.4 million in long-term investments. Based on currently available information, the Company does not expect the ongoing COVID-19 pandemic to have a material impact on its liquidity.

Fourth Quarter Results

Net sales for the 2021 fourth quarter increased 19.1 percent to $1.43 billion from $1.20 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2021 fourth quarter of $2.4 million.

Net sales for the Company’s Monster Energy® Drinks segment which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks and True North® Pure Energy Seltzers, increased 20.7 percent to $1.35 billion for the 2021 fourth quarter, from $1.12 billion for the 2020 fourth quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $2.7 million for the 2021 fourth quarter.

The comparative net sales for the 2020 fourth quarter as well as the comparative net sales for the Monster Energy® Drinks segment for the 2020 fourth quarter were negatively impacted by $15.2 million related to product returns from our customers as a result of a European formulation issue with a limited number of products in Europe and a labeling issue concerning one product in Japan (the “2020 Product Returns”).

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, decreased 3.5 percent to $65.6 million for the 2021 fourth quarter, from $67.9 million in the 2020 fourth quarter, largely due to shortages of flavor concentrates for certain of the Company’s NOS® brand energy drinks. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Strategic Brands segment of approximately $0.3 million for the 2021 fourth quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), decreased to $6.0 million for the 2021 fourth quarter, from $6.7 million in the 2020 fourth quarter.

Net sales to customers outside the United States increased 32.0 percent to $508.1 million in the 2021 fourth quarter, from $384.8 million in the 2020 fourth quarter. Such sales were approximately 36 percent of total net sales in the 2021 fourth quarter, compared with 32 percent in the 2020 fourth quarter.

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Gross profit, as a percentage of net sales, for the 2021 fourth quarter was 53.9 percent, compared with 57.7 percent in the 2020 fourth quarter. The decrease in gross profit as a percentage of net sales for the 2021 fourth quarter was primarily the result of increased freight-in costs, increased aluminum can costs attributable to higher aluminum commodity pricing, geographical and product sales mix, and production inefficiencies.

Operating expenses for the 2021 fourth quarter were $354.7 million, compared with $288.4 million in the 2020 fourth quarter. The increase in operating expenses was primarily due to increased out-bound freight and warehouse costs, increased expenditures for sponsorships and endorsements, increased expenditures for other marketing activities, including social media and digital marketing and increased payroll costs. During the comparative 2020 fourth quarter, the Company decreased expenditures for sponsorship and endorsements and decreased expenditures for travel and entertainment, each largely as a consequence of the COVID-19 pandemic. The impact of the COVID-19 pandemic was less pronounced on the Company’s sales and marketing programs during the 2021 fourth quarter. Operating expenses for the 2019 fourth quarter (pre COVID-19) were $293.7 million.

Operating expenses as a percentage of net sales for the 2021 fourth quarter were 24.9 percent, compared with 24.1 percent in the 2020 fourth quarter. Operating expenses as a percentage of net sales for the 2019 fourth quarter (pre COVID-19) were 28.9 percent.

Distribution costs for the 2021 fourth quarter increased to $69.8 million, an increase of 48.4 percent, or 4.9 percent of net sales, compared to $47.0 million, or 3.9 percent of net sales in the 2020 fourth quarter, and 3.5 percent of net sales in the 2019 fourth quarter.

Selling expenses as a percentage of net sales for the 2021 fourth quarter were 9.9 percent, compared with 9.8 percent in the 2020 fourth quarter, and 12.3 percent in the 2019 fourth quarter.

General and administrative expenses for the 2021 fourth quarter were $143.9 million, or 10.1 percent of net sales, compared with $123.8 million, or 10.4 percent of net sales, for the 2020 fourth quarter. Stock-based compensation was $18.1 million for the 2021 fourth quarter, compared with $17.2 million in the 2020 fourth quarter.

Operating income for the 2021 fourth quarter increased to $412.9 million, from $402.3 million in the 2020 fourth quarter.

The effective tax rate for the 2021 fourth quarter was 23.3 percent, compared with -17.7 percent in the 2020 fourth quarter. The increase in the effective tax rate was primarily attributable to the Non-Recurring Tax Benefit of approximately $165.1 million recognized in the comparative 2020 fourth quarter. The effective tax rate for the 2020 fourth quarter (excluding the Non-Recurring Tax Benefit) was 23.5 percent.

Net income for the 2021 fourth quarter decreased 31.9 percent to $321.3 million, from $471.7 million in the 2020 fourth quarter. Net income per diluted share for the 2021 fourth quarter decreased 32.1 percent to $0.60, from $0.88 in the fourth quarter of 2020.

Net income for the comparative 2020 fourth quarter (excluding the Non-Recurring Tax Benefit, the impact of the 2020 Product Returns, associated inventory provisions and other related costs) was $328.6 million. Net income per diluted share for the comparative 2020 fourth quarter (excluding the Non-Recurring Tax Benefit, the impact of the 2020 Product Returns, associated inventory provisions and other related costs) was $0.62.

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Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said: “We are pleased to report record net sales for the 2021 fourth quarter, despite the ongoing impact of the COVID-19 pandemic, particularly of the Omicron variant.

“We are excited with the sustained growth in the global energy drink category, and specifically with the growth of our Monster Energy® brand.

“In the fourth quarter of 2021, we expanded distribution of our brands in certain international markets.  In the United States, we launched our Monster® (stylized) Reserve line in the 2021 fourth quarter and early in 2022 we launched Juice Monster® Aussie Lemonade, Rehab® Monster Watermelon, Reign Total Body Fuel™, Reignbow Sherbet™ and Ultra Peachy Keen™.

“We completed our acquisition of CANarchy Craft Brewery Collective LLC on February 17, 2022. We are enthusiastic about the opportunities this acquisition presents to us in the alcohol space and through their distribution network,” Sacks added.

Vice Chairman and Co-Chief Executive Officer Hilton H. Schlosberg said: “We are pleased with the results for the Company in what was a challenging fourth quarter. We continued to experience challenges meeting demand in the United States and EMEA in the fourth quarter, largely as a result of a shortage in aluminum cans, the availability of co-packing capacity and procurement difficulties in other inputs. The shortage of shipping containers and global port congestion continues to impact our operations. Due to the actions we have taken to procure additional aluminum cans from domestic sources as well as from imports, and with production from two new aluminum can suppliers in the United States, we currently have sufficient supplies of aluminum cans to meet demand.  However, we continue to experience shortages in the availability of co-packing capacity for certain of our products. We believe that some of the increased costs we are experiencing are likely to be transitory, as we begin to decrease our reliance on the use of imported aluminum cans, as well as increasing our inventory levels in proximity to our customers, thus reducing the excess costs of long-distance transportation and freight.

“We continue to implement measures to mitigate the impact of increased costs experienced in our supply chain through reductions in promotions and other pricing actions in the United States and in EMEA,” Schlosberg added.

2021 Full-Year Results

The comparative 2020 full-year results included the Non-Recurring Tax Benefit of $165.1 million, as well as reduced marketing, sponsorships and certain other operating expenses, largely as a consequence of the COVID-19 pandemic. These items should be taken into consideration when evaluating comparative performance over the 2020 full-year.

Net sales for the twelve-months ended December 31, 2021 increased 20.5 percent to $5.54 billion, from $4.60 billion in the comparable period last year.  Net changes in foreign currency exchange rates had a favorable impact on net sales for the twelve-months ended December 31, 2021 of $61.9 million.

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Gross profit, as a percentage of net sales, for the twelve-months ended December 31, 2021 was 56.1 percent, compared with 59.2 percent in the comparable period last year. The decrease in gross profit as a percentage of net sales for the year ended December 31, 2021 was primarily the result of increased aluminum can costs attributable to higher aluminum commodity pricing, increased costs of certain other raw materials and ingredients, increased freight-in costs and geographical sales mix.

Operating expenses for the twelve-months ended December 31, 2021 were $1.31 billion, compared with $1.09 billion in the comparable period last year. During the comparative 2020 period, the Company decreased expenditures for sponsorship and endorsements and decreased expenditures for travel and entertainment, each largely as a consequence of the COVID-19 pandemic. The impact of the COVID-19 pandemic was less pronounced on the Company’s sales and marketing programs during the year ended December 31, 2021. Operating expenses for the year ended December 31, 2019 (pre COVID-19) were $1.12 billion.

Operating income for the twelve-months ended December 31, 2021 increased to $1.80 billion, from $1.63 billion in the comparable period last year.

The effective tax rate was 23.5 percent for the twelve-months ended December 31, 2021, compared with 13.3 percent in the comparable period last year.  The increase in the effective tax rate was primarily attributable to the Non-Recurring Tax Benefit. The effective tax rate for the comparative twelve-months ended December 31, 2020 (excluding the Non-Recurring Tax Benefit) was 23.5 percent.

Net income for the twelve-months ended December 31, 2021 decreased 2.3 percent to $1.38 billion, from $1.41 billion in the comparable period last year.  Net income per diluted share for the twelve-months ended December 31, 2021 decreased 2.4 percent to $2.57, from $2.64 in the comparable period last year.

Net income for the comparative twelve-months ended December 31, 2020 (excluding the Non-Recurring Tax Benefit, the impact of the 2020 Product Returns, associated inventory provisions and other related costs) was $1.27 billion, compared with $1.38 billion in 2021, an increase of 8.8 percent. Net income per diluted share for the comparative twelve-months ended December 31, 2020 (excluding the Non-Recurring Tax Benefit, the impact of the 2020 Product Returns, associated inventory provisions and other related costs) was $2.37, compared with $2.57 in 2021, an increase of 8.6 percent.

Share Repurchase Program

No shares of the Company’s common stock were repurchased during the 2021 fourth quarter. As of February 24, 2022, approximately $441.5 million remained available for repurchase under the previously authorized repurchase program.

CANarchy Acquisition

On February 17, 2022, the Company completed its acquisition of CANarchy Craft Brewery Collective LLC (“CANarchy”), a craft beer and hard seltzer company, for $330.0 million in cash, subject to adjustments. The transaction allows the Company to enter the alcohol beverage sector and brings the Cigar City family of brands, including Jai Alai IPA and Florida Man IPA, the Oskar Blues family of brands, including Dale’s Pale Ale and Wild Basin Hard Seltzers, the Deep Ellum family of brands, including Dallas Blonde and Deep Ellum IPA, the Perrin Brewing family of brands, including Black Ale, the Squatters family of brands, including Hop Rising Double IPA and Juicy IPA, and the Wasatch family of brands, including Apricot Hefeweizen to the Company’s beverage portfolio. The transaction does not include CANarchy’s stand-alone restaurants. The Company’s organizational structure for its existing energy beverage business will remain unchanged. CANarchy will function independently, retaining its own organizational structure and team.

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Investor Conference Call

The Company will host an investor conference call today, February 24, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Hydro® Energy Water™ non-carbonated refreshment + energy drinks, Monster Hydro Super Sport® Superior Hydration non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Iced Tea® non-carbonated energy teas, Muscle Monster® non-carbonated energy shakes, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, True North® Pure Energy Seltzer energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. For more information, visit www.monsterbevcorp.com.

The Company recently acquired CANarchy Craft Brewery Collective LLC and added a number of craft beer and alcoholic seltzers to its product portfolio.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic, including the new variants, as well as measures being taken or that may be taken in the future by governments, and consequently, businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; the impact on consumer demand of the resurgence of the COVID-19 pandemic, including new variants, in many of the countries and territories in which we operate resulting in a number of countries, reinstituting lockdowns and other restrictions; the impact of vaccine mandates on our business and supply chain, including our ability to recruit and/or retain employees, and disruptions in the business of our co-packers, bottlers/distributors and/or suppliers; fluctuations in growth rates and/or decline in sales of the domestic and international energy drink categories generally, including in the convenience and gas channel (which is our largest channel); our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors, such as the alcoholic beverage sector; our ability to successfully integrate CANarchy and other acquired businesses or assets; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; our ability to introduce and increase sales of both existing and new products, and the impact of the COVID-19 pandemic on our innovation plans; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; our ability to successfully adapt to the changing landscape of advertising, marketing, promotional, sponsorship and endorsement opportunities created by the COVID-19 pandemic; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; criticism of energy drinks and/or the energy drink market generally; changes in U.S. tax laws as a result of any legislation proposed by the current U.S. presidential administration or U.S. Congress; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2020, and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2021 AND 2020

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales¹	$1,425,045	$1,196,283	$5,541,352	$4,598,638

Cost of sales	657,465	505,599	2,432,839	1,874,758

Gross profit¹	767,580	690,684	3,108,513	2,723,880
Gross profit as a percentage of net sales	53.9%	57.7%	56.1%	59.2%

Operating expenses	354,700	288,383	1,311,046	1,090,727
Operating expenses as a percentage of net sales	24.9%	24.1%	23.7%	23.7%

Operating income¹	412,880	402,301	1,797,467	1,633,153
Operating income as a percentage of net sales	29.0%	33.6%	32.4%	35.5%

Other income (expense), net	6,131	(1,505)	3,952	(6,996)

Income before provision for income taxes¹	419,011	400,796	1,801,419	1,626,157

Provision (benefit) for income taxes	97,697	(70,940)	423,944	216,563
Income taxes as a percentage of income before taxes	23.3%	(17.7)%	23.5%	13.3%

Net income	$321,314	$471,736	$1,377,475	$1,409,594
Net income as a percentage of net sales	22.5%	39.4%	24.9%	30.7%

Net income per common share:
Basic	$0.61	$0.89	$2.61	$2.66
Diluted	$0.60	$0.88	$2.57	$2.64

Weighted average number of shares of common stock and common stock equivalents:
Basic	529,193	527,986	528,763	529,639
Diluted	535,747	534,199	535,639	534,807

Case sales (in thousands) (in 192-ounce case equivalents)	153,450	132,340	613,441	504,821
Average net sales per case[2]	$9.25	$8.99	$8.99	$9.06

¹Includes $10.2 million and $10.5 million for the three-months ended December 31, 2021 and 2020, respectively, related to the recognition of deferred revenue. Includes $41.5 million and $42.1 million for the twelve-months ended December 31, 2021 and 2020, respectively, related to the recognition of deferred revenue.

2Excludes certain Other segment net sales of $6.0 million and $6.7 million for the three-months ended December 31, 2021 and 2020, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes certain Other segment net sales of $25.9 million and $27.0 million for the twelve-months ended December 31, 2021 and 2020, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2021 AND DECEMBER 31, 2020

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,326,462	$1,180,413
Short-term investments	1,749,727	881,354
Accounts receivable, net	896,658	666,012
Inventories	593,357	333,085
Prepaid expenses and other current assets	82,668	55,358
Prepaid income taxes	33,238	24,733
Total current assets	4,682,110	3,140,955

INVESTMENTS	99,419	44,291
PROPERTY AND EQUIPMENT, net	313,753	314,656
DEFERRED INCOME TAXES	225,221	241,650
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,072,386	1,059,046
OTHER ASSETS	80,252	70,475
Total Assets	$7,804,784	$6,202,716

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$404,263	$296,800
Accrued liabilities	210,964	142,653
Accrued promotional allowances	211,461	186,658
Deferred revenue	42,530	45,429
Accrued compensation	65,459	55,015
Income taxes payable	30,399	23,433
Total current liabilities	965,076	749,988

DEFERRED REVENUE	243,249	264,436

OTHER LIABILITIES	29,508	27,432

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 640,043 shares issued and 529,323 shares outstanding as of December 31, 2021; 638,662 shares issued and 528,097 shares outstanding as of December 31, 2020	3,200	3,193
Additional paid-in capital	4,652,620	4,537,982
Retained earnings	7,809,549	6,432,074
Accumulated other comprehensive (loss) income	(69,165)	3,034
Common stock in treasury, at cost; 110,720 shares and 110,565 shares as of December 31, 2021 and December 31, 2020, respectively	(5,829,253)	(5,815,423)
Total stockholders' equity	6,566,951	5,160,860
Total Liabilities and Stockholders’ Equity	$7,804,784	$6,202,716